Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investors:	Media:	RAI 2008-22
	Morris Moore	Maura Payne
	(336) 741-3116	(336) 741-6996
Change in focus for Kool triggers R.J. Reynolds charge
WINSTON-SALEM, N.C. — Oct. 9, 2008 — Reynolds American Inc. (NYSE: RAI) said today that its R.J. Reynolds Tobacco Company subsidiary will record a third-quarter pre-tax non-cash charge of approximately $175 million associated with the lower trademark value of its Kool cigarette brand.
As RAI noted in its restructuring announcement in September, R.J. Reynolds has moved Kool from a “growth” brand to a “support” brand. Under accounting rules, that triggered an analysis of the trademark’s value. The reduction in Kool’s value is due to the reduced marketing support the brand will receive going forward. With this change, R.J. Reynolds has two growth brands, Camel and Pall Mall.
The company will include the impact of this charge in its third-quarter earnings, which will be released on Oct. 22.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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